Exhibit 99.1

FOR IMMEDIATE RELEASE

O-I REPORTS FULL YEAR AND FOURTH QUARTER 2016 RESULTS

Entering next phase of transformational journey as Company delivers strong financial performance for 2016

PERRYSBURG, Ohio (Feb. 1, 2017) – Owens-Illinois, Inc. (NYSE: OI) today reported financial results for the full year and fourth quarter ended Dec. 31, 2016.

•                  For the full year 2016, the Company recorded earnings from continuing operations of $1.32 per share (diluted), which compares favorably with $0.85 per share in 2015.

•                  Excluding certain items management considers not representative of ongoing operations, adjusted earnings(1) were $2.31 per share. This was up 15 percent compared with prior year and in line with guidance of $2.27 to $2.32 per share.

•                  The Company continues to generate strong cash flows. Cash provided by continuing operating activities for 2016 was $758 million compared with $612 million for 2015. Adjusted free cash flow(1) for 2016 was $429 million, up 23 percent compared with the $348 million reported last year. Adjusted free cash flow excludes asbestos-related payments.

•                  Global volumes for 2016 were up 9 percent compared to the prior year. Key contributors to growth were the acquired business, Europe, legacy North America, as well as Australia and New Zealand. On a global basis, volumes of all major end use categories grew year-on-year. Excluding the overall decline in shipments in Asia Pacific, organic growth increased approximately one percent.

•                  Earnings from continuing operations before income taxes were $356 million for the year compared with $268 million for 2015. Segment operating profit of reportable segments(1) for 2016 was $882 million, an increase of 19 percent compared with prior year. While all regions except Asia Pacific posted higher segment operating profit compared with prior year, the increase was largely driven by the acquired business.

•                  Strategic initiatives, primarily in manufacturing, contributed approximately $55 million to segment operating profit for the year, consistent with commitments made by management at investor day in early 2016.

•                  The Company’s disciplined capital allocation continues to favorably impact its debt structure. Total debt in 2016 declined $245 million, primarily due to debt repayments as well as the favorable impact of foreign currency.

•                  The Company improved its debt profile in the fourth quarter through the issuance of a 500 million euro, eight-year, fixed-rate bond with a very favorable coupon of 3.125 percent. This transaction increased the proportion of fixed-rate debt to nearly two-thirds, augmented the natural hedge to foreign currency exposure, repaid higher-cost floating-rate debt and extended the Company’s debt maturity profile.

(1)  Adjusted earnings per share, segment operating profit of reportable segments (“segment operating profit”) and adjusted free cash flow are each non-GAAP financial measures. See tables included in this release for reconciliations to the most directly comparable GAAP measures.

•                  In 2017, the Company expects to deliver higher earnings from continuing operations mainly driven by higher segment operating profit. Earnings from continuing operations, and adjusted earnings, are expected to be in the range of $2.40 to $2.50 per share. Cash provided by continuing operating activities is expected to be approximately $730 million, whereas adjusted free cash flow for the year 2017 is expected to be approximately $365 million.

CEO Andres Lopez stated, “Our multi-year transformation is off to a strong start – we achieved the key financial targets that we outlined at investor day in early 2016. Margins(2) expanded more than 100 basis points, due to the benefits of our strategic initiatives and the acquired business. We are executing on our strategy, overcoming visible external challenges from Brazil macros, the Brexit vote and the strengthening U.S. dollar.

“Looking ahead, we expect continued improvement in our top-line and bottom-line results as we advance to the next stage in our transformational journey - from stability to agility. We will augment our ability to adapt to market changes and invest in new capabilities. In all, we are one enterprise solely executing on one plan with focus, rigor and discipline everywhere to further enhance shareholder value.”

Fourth Quarter 2016 Results

For the fourth quarter 2016, the Company recorded a loss from continuing operations of $0.43 per share (diluted), which compares with earnings from continuing operations (diluted) of $0.04 per share in the same period of 2015. Loss from continuing operations before income taxes was $39 million in the quarter, which was unfavorable by $87 million compared with the same period in prior year. These figures include significant items that management considers not representative of ongoing operations.(3) In the fourth quarter, the Company incurred restructuring and impairment charges of $110 million, primarily driven by anticipated restructuring activity in Europe, Latin America and at corporate, as well as a settlement charge of $98 million related to actions to de-risk pension liabilities.

Excluding certain items management considers not representative of ongoing operations, adjusted earnings were $0.50 per share. Adjusted earnings increased 25 percent, or $17 million compared with prior year, a great achievement in light of ongoing currency headwinds and recognizing that both periods reflected results from the acquired business.

Net sales in the fourth quarter of 2016 were $1.6 billion, up 1 percent from the prior year fourth quarter. Price was up $27 million on a global basis, primarily driven by price adjustments that reflect cost inflation. Currency translation adversely impacted net sales by $16 million, or 1 percent.

Global sales volumes increased 1 percent compared to the fourth quarter of 2015. Shipments in Europe increased 3 percent, mainly due to gains in beer and food shipments. In Latin America, shipments increased nearly 3 percent with higher shipments in all product categories except wine, which was down slightly. North America volumes were similar to the prior year with higher

(2)  Refers to segment operating profit margin. See tables included in this release for reconciliations to the most directly comparable GAAP measures.

(3)  See table entitled Reconciliation to Adjusted Earnings and Constant Currency.

non-alcoholic beverage and spirits shipments offsetting lower food and beer shipments. Fourth quarter shipments in Asia Pacific were 6 percent below the same period of 2015. In the mature markets of Asia Pacific, sales volumes were similar to prior year, despite lower in-country production volumes due to planned engineering activity. Sales volumes in mature markets in Asia Pacific were supported by shipments from China; in turn, domestic sales there declined.

Segment operating profit was $201 million in the fourth quarter, 8 percent higher than prior year fourth quarter.

•                  Europe reported segment operating profit of $45 million, which was $17 million, or 61 percent higher than the prior year quarter. The gain in sales volume and benefits from manufacturing initiatives more than offset price-cost pressure in the region. Europe received an energy credit in the quarter that had been delayed for legislative reasons since 2015. Excluding the energy credit, Europe posted approximately 25 percent higher segment operating profit than the fourth quarter of 2015.

•                  Segment operating profit for North America was $52 million in the quarter. This was $1 million higher than fourth quarter of 2015. The business benefited from further contributions from strategic initiatives.

•                  Latin America’s segment operating profit of $75 million was on par with the prior year quarter. Strong shipments by the Mexican business more than offset lower shipments in Brazil and Ecuador related to the challenging economic situation in those countries. The management team continues to successfully control costs.

•                  Asia Pacific reported segment operating profit of $29 million, down $3 million compared with the prior year. This was mainly due to the aforementioned lower sales volumes and the costs for higher intra-regional shipments. The region is in a strong position exiting 2016, due to the high number of furnace rebuilds during the year.

Full Year 2016 Results

Full year net sales were $6.7 billion, up $546 million from 2015. The acquired business contributed $608 million in incremental sales (excluding organic growth from September through December 2016) which was partially offset by $108 million in adverse currency translation. Prices were 1 percent higher on a global basis, mainly due to price adjustments resulting from cost inflation. Global shipments increased 9 percent in 2016. Key contributors to growth were the acquired business, Europe, legacy North America, as well as Australia and New Zealand.

Shipments in Europe increased nearly 2 percent, primarily due to favorable beer and wine volumes. In North America, sales volumes improved nearly 7 percent compared to the prior year period, mainly due to the acquired business, and higher shipments in all major end uses except beer which was on par with the prior year. Full year shipments for Latin America rose 41 percent, primarily due to the acquired business and growth in Colombia and Peru which was partially offset by the negative impact of economic weakness in Brazil and Ecuador. Overall, Asia Pacific shipments declined low single digits. In mature markets in Asia Pacific, sales volumes increased approximately 3 percent, primarily due to beer and wine. Sales volumes in China declined as domestic production was exported to support sales elsewhere in the region.

Segment operating profit was $882 million in 2016, compared with $740 million in the prior year, an improvement of 19 percent.

•                  In Europe, segment operating profit was $237 million, an improvement of $28 million over the prior year period, or 13 percent. The region profited from higher sales volumes and improvements in operating performance. These benefits were partially offset by lower average selling prices that were not fully offset by energy deflation. Europe received an energy credit in the fourth quarter that had been delayed for legislative reasons since 2015, which essentially offsets the adverse impact of the Brexit vote for the year.

•                  North America’s segment operating profit increased $34 million, or 13 percent. Approximately 80 percent of the increase was due to the acquired business. The legacy business also benefited from contributions from strategic initiatives and from higher sales shipments.

•                  Segment operating profit in Latin America rose $86 million compared to prior year, an increase of 47 percent. The acquired business provided an incremental $94 million of segment operating profit for the region. Unfavorable currency translation and lower sales volumes in Brazil and Ecuador negatively impacted Latin America’s segment operating profit.

•                  Asia Pacific reported segment operating profit of $77 million which was $6 million below the prior year. The favorable impact from currency was more than offset by the costs for higher intra-regional shipments and lower production volume resulting from planned engineering activity, similar to the situation noted in the fourth quarter.

Retained corporate and other costs were $98 million in 2016, which is in line with the past five-year average.

Net interest expense in 2016 was $272 million, higher than the prior year primarily due to acquisition-related interest expense.

The Company’s effective tax rate from continuing operations for 2016 was approximately 33 percent, compared with almost 40 percent for 2015. The effective tax rate on adjusted earnings was approximately 24 percent for 2016 which is similar to approximately 25 percent in 2015.

In 2016 and 2015, the Company recorded several significant items impacting reported results as presented in the table entitled Reconciliation to Adjusted Earnings and Constant Currency. Management considers these items not representative of ongoing operations. Charges in 2016 include restructuring and impairment charges of $129 million, primarily driven by restructuring activity in Europe, Latin America and at corporate.

Cash provided by continuing operating activities was $758 million for 2016. After deducting additions to property, plant and equipment of $454 million, and adding back asbestos-related payments of $125 million, adjusted free cash flow was $429 million, in line with management guidance of $425 million.

Outlook

The Company expects earnings from continuing operations, and adjusted earnings, for the full year 2017 to be in the range of $2.40 to $2.50 per share. The midpoint of this range represents a 10 percent compounded annual growth rate in adjusted earnings per share since 2015. The Company expects cash provided by continuing operating activities for 2017 to be approximately $730 million and adjusted free cash flow to be approximately $365 million. As previously communicated, the decline in adjusted free cash flow from 2016 is mainly related to the non-recurrence of a VAT refund of approximately $130 million, partially offset by higher segment operating profit and stronger contributions from working capital.

Despite the significant strengthening of the U.S. dollar, the earnings and cash flow guidance ranges are entirely consistent with targets conveyed by senior management during investor day in early 2016. The earnings and cash flow guidance ranges reflect uncertainty in macroeconomic conditions and currency rates, among other factors.

Conference Call Scheduled for Feb. 2, 2017

O-I CEO Andres Lopez and CFO Jan Bertsch will conduct a conference call to discuss the Company’s latest results on Thursday, Feb. 2, 2017, at 8:00 a.m. EST. A live webcast of the conference call, including presentation materials, will be available on the O-I website, www.o-i.com/investors, in the Webcasts and Presentations section.

The conference call also may be accessed by dialing 888-733-1701 (U.S. and Canada) or 706-634-4943 (international) by 7:50 a.m. EST, on Feb. 2. Ask for the O-I conference call. A replay of the call will be available on the O-I website, www.o-i.com/investors, for a year following the call.

Contact:                                                Sasha Sekpeh, 567-336-5128 – O-I Investor Relations

Kristin Kelley, 567-336-2395 – O-I Corporate Communications

O-I news releases are available on the O-I website at www.o-i.com.

O-I’s first quarter 2017 earnings conference call is currently scheduled for Tuesday, April 25, 2017, at 8:00 a.m. EST.

About O-I

Owens-Illinois, Inc. (NYSE: OI) is the world's largest glass container manufacturer and preferred partner for many of the world's leading food and beverage brands. The Company had revenues of $6.7 billion in 2016 and employs more than 27,000 people at 79 plants in 23 countries. With global headquarters in Perrysburg, Ohio, O-I delivers safe, sustainable, pure, iconic, brand-building glass packaging to a growing global marketplace. For more information, visit o-i.com.

Non-GAAP Financial Measures

The Company uses certain non-GAAP financial measures, which are measures of its historical or future financial performance that are not calculated and presented in accordance with GAAP, within the meaning of applicable SEC rules.  Management believes that its presentation and use of certain non-GAAP financial measures, including adjusted earnings, adjusted earnings per share, segment operating profit, segment operating profit margin and adjusted free cash flow, provide relevant and useful supplemental financial information, which is widely used by analysts and investors, as well as by management in assessing both consolidated and business unit performance.  These non-GAAP measures are reconciled to the most directly comparable GAAP measures and should be considered supplemental in nature and should not be considered in isolation or be construed as being more important than comparable GAAP measures.

Adjusted earnings relates to net earnings from continuing operations attributable to the Company, exclusive of items management considers not representative of ongoing operations because such items are not reflective of the Company’s principal business activity, which is glass container production.  Adjusted earnings are divided by weighted average shares outstanding (diluted) to derive adjusted earnings per share. Segment operating profit relates to earnings from continuing operations before interest expense (net), provision for income taxes and is also exclusive of items management considers not representative of ongoing operations. Segment operating profit margin is segment operating profit divided by segment net sales. Management uses adjusted earnings, adjusted earnings per share, segment operating profit and segment operating profit margin to evaluate its period-over-period operating performance because it believes this provides a useful supplemental measure of the results of operations of its principal business activity by excluding items that are not reflective of such operations.  Adjusted earnings, adjusted earnings per share, segment operating profit and segment operating profit margin may be useful to investors in evaluating the underlying operating performance of the Company’s business as these measures eliminate items that are not reflective of its principal business activity.

Further, adjusted free cash flow relates to cash provided by continuing operating activities less additions to property, plant and equipment plus asbestos-related payments. Management uses adjusted free cash flow to evaluate its period-over-period cash generation performance because it believes this provides a useful supplemental measure related to its principal business activity. Adjusted free cash flow may be useful to investors to assist in understanding the comparability of cash flows generated by the Company’s principle business activity.  It should not be inferred that the entire adjusted free cash flow amount is available for discretionary expenditures, since the Company has mandatory debt service requirements and other non-discretionary expenditures that are not deducted from the measure.  Management uses non-GAAP information principally for internal reporting, forecasting, budgeting and calculating compensation payments.

The Company routinely posts important information on its website – www.o-i.com/investors.

Forward-Looking Statements

This document contains "forward-looking" statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and Section 27A of the Securities Act of 1933. Forward-looking statements reflect the Company's current expectations and projections about future events at the time, and thus involve uncertainty and risk. The words “believe,” “expect,” “anticipate,” “will,” “could,” “would,” “should,” “may,” “plan,” “estimate,” “intend,” “predict,” “potential,” “continue,” and the negatives of these words and other similar expressions generally identify forward-looking statements. It is possible the Company's future financial performance may differ from expectations due to a variety of factors including, but not limited to the following: (1) the Company’s ability to integrate the Vitro Business in a timely and cost effective manner, and to realize expected growth opportunities, cost savings and synergies from the Vitro Acquisition, (2) foreign currency fluctuations relative to the U.S. dollar, (3) changes in capital availability or cost, including interest rate fluctuations and the ability of the Company to refinance debt at favorable terms, (4) the general political, economic and competitive conditions in markets and countries where the Company has operations, including uncertainties related to economic and social conditions, disruptions in capital markets, disruptions in the supply chain, competitive pricing pressures, inflation or deflation, and changes in tax rates and laws, (5) the Company’s ability to generate sufficient future cash flows to ensure the Company’s goodwill is not impaired, (6) consumer preferences for alternative forms of packaging, (7) cost and availability of raw materials, labor, energy and transportation, (8) the Company’s ability to manage its cost structure, including its success in implementing restructuring plans and achieving cost savings, (9) consolidation among competitors and customers, (10) the Company’s ability to acquire businesses and expand plants, integrate operations of acquired businesses and achieve expected synergies, (11) unanticipated expenditures with respect to environmental, safety and health laws, (12) the Company’s ability to further develop its sales, marketing and product development capabilities, (13) the Company’s ability to prevent and detect cybersecurity threats against its information technology systems, (14) the Company’s ability to accurately estimate its total asbestos-related liability or to control the timing and occurrence of events relates to asbestos-related claims, (15) changes in U.S. trade policies, (16) the Company’s ability to achieve its strategic plan, and the other risk factors associated with the business described in the Company’s annual report on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K filed with the SEC. It is not possible to foresee or identify all such factors. Any forward-looking statements in this document are based on certain assumptions and analyses made by the Company in light of its experience and perception of historical trends, current conditions, expected future developments, and other factors it believes are appropriate in the circumstances. Forward-looking statements are not a guarantee of future performance and actual results or developments may differ materially from expectations. While the Company continually reviews trends and uncertainties affecting the Company's results of operations and financial condition, the Company does not assume any obligation to update or supplement any particular forward-looking statements contained in this document.

OWENS-ILLINOIS, INC.

Condensed Consolidated Results of Operations

(Dollars in millions, except per share amounts)

	Three months ended December 31		Year ended December 31
Unaudited	2016	2015	2016	2015

Net sales	$1,642	$1,626	$6,702	$6,156
Cost of goods sold	(1,427)	(1,334)	(5,490)	(5,046)

Gross profit	215	292	1,212	1,110

Selling and administrative expense	(128)	(125)	(503)	(476)
Research, development and engineering expense	(16)	(18)	(65)	(64)
Interest expense, net	(73)	(63)	(272)	(251)
Equity earnings	16	14	60	60
Other expense, net	(53)	(52)	(76)	(111)

Earnings (loss) from continuing operations before income taxes	(39)	48	356	268

Provision for income taxes	(26)	(33)	(119)	(106)

Earnings (loss) from continuing operations	(65)	15	237	162

Loss from discontinued operations	(1)	(1)	(7)	(4)

Net earnings (loss)	(66)	14	230	158

Net earnings attributable to noncontrolling interests	(5)	(7)	(21)	(23)

Net earnings (loss) attributable to the Company	$(71)	$7	$209	$135

Amounts attributable to the Company:
Earnings (loss) from continuing operations	$(70)	$8	$216	$139
Loss from discontinued operations	(1)	(1)	(7)	(4)
Net earnings (loss)	$(71)	$7	$209	$135

Basic earnings per share:
Earnings (loss) from continuing operations	$(0.43)	$0.05	$1.33	$0.86
Loss from discontinued operations	$(0.01)	(0.01)	(0.04)	(0.03)
Net earnings (loss)	$(0.44)	$0.04	$1.29	$0.83

Weighted average shares outstanding (thousands)	162,193	160,827	161,857	161,169

Diluted earnings per share:
Earnings (loss) from continuing operations	$(0.43)	$0.04	$1.32	$0.85
Loss from discontinued operations	$(0.01)	(0.01)	(0.04)	(0.03)
Net earnings (loss)	$(0.44)	$0.03	$1.28	$0.82

Diluted average shares (thousands)	162,193	161,733	162,825	162,135

OWENS-ILLINOIS, INC.

Condensed Consolidated Balance Sheet

(Dollars in millions)

	December 31,	December 31,
Unaudited	2016	2015
Assets
Current assets:
Cash and cash equivalents	$492	$399
Trade receivables, net	580	562
Inventories	983	1,007
Prepaid expenses and other current assets	199	366
Total current assets	2,254	2,334

Property, plant and equipment, net	2,880	2,961
Goodwill	2,462	2,489
Intangibles, net	464	597
Other assets	1,075	1,040

Total assets	$9,135	$9,421

Liabilities and Share Owners’ Equity
Current liabilities:
Short-term loans and long-term debt due within one year	$195	$228
Current portion of asbestos-related liabilities	115	130
Accounts payable	1,135	1,212
Other liabilities	615	552
Total current liabilities	2,060	2,122

Long-term debt	5,133	5,345
Asbestos-related liabilities	577	687
Other long-term liabilities	1,002	988
Share owners’ equity	363	279

Total liabilities and share owners’ equity	$9,135	$9,421

OWENS-ILLINOIS, INC.

Condensed Consolidated Cash Flow

(Dollars in millions)

	Year ended December 31
Unaudited	2016	2015
Cash flows from operating activities:
Net earnings	$230	$158
Loss from discontinued operations	7	4
Non-cash charges
Depreciation and amortization	491	424
Deferred tax provision (benefit)	(4)	12
Pension expense	31	31
Restructuring, asset impairment and related charges	98	63
Pension settlement charge	98
Impairment of equity investment	25
Gain on China land sale	(71)
Asbestos-related costs		16
Cash payments
Pension contributions	(38)	(17)
Asbestos-related payments	(125)	(138)
Cash paid for restructuring activities	(24)	(38)
Change in components of working capital	90	88
Other, net (a)	(50)	9
Cash provided by continuing operating activities	758	612
Cash utilized in discontinued operating activities	(7)	(4)
Total cash provided by operating activities	751	608

Cash flows from investing activities:
Additions to property, plant and equipment	(454)	(402)
Acquisitions, net of cash acquired	(56)	(2,351)
Proceeds on disposal of assets	85	1
Net foreign exchange derivative activity	8	4
Cash utilized in investing activities	(417)	(2,748)

Cash flows from financing activities:
Changes in borrowings, net	(208)	2,268
Distributions to noncontrolling interests	(16)	(22)
Payment of finance fees	(9)	(90)
Issuance of common stock	5	1
Treasury shares purchased		(100)
Cash provided by (utilized in) financing activities	(228)	2,057
Effect of exchange rate fluctuations on cash	(13)	(30)
Increase (decrease) in cash	93	(113)
Cash and cash equivalents at beginning of period	399	512
Cash and cash equivalents at end of period	$492	$399

(a)         Other, net includes other non cash charges plus other changes in non-current assets and liabilities.

OWENS-ILLINOIS, INC.

Reportable Segment Information

(Dollars in millions)

	Three months ended December 31		Year ended December 31
Unaudited	2016	2015	2016	2015
Net sales:
Europe	$505	$515	$2,300	$2,324
North America	511	519	2,220	2,039
Latin America	410	387	1,432	1,064
Asia Pacific	197	193	684	671

Reportable segment totals	1,623	1,614	6,636	6,098

Other	19	12	66	58
Net sales	$1,642	$1,626	$6,702	$6,156

Segment operating profit (a):

Europe	$45	$28	$237	$209
North America	52	51	299	265
Latin America	75	75	269	183
Asia Pacific	29	32	77	83

Reportable segment totals	201	186	882	740

Items excluded from segment operating profit:
Retained corporate costs and other	(23)	(21)	(98)	(70)
Items not considered representative of ongoing operations (b)	(144)	(54)	(156)	(151)

Interest expense, net	(73)	(63)	(272)	(251)
Earnings (loss) from continuing operations before income taxes	$(39)	$48	$356	$268

Ratio of earnings (loss) from continuing operations before income taxes to net sales	-2.4%	3.0%	5.3%	4.4%

Segment operating profit margin (c):

Europe	8.9%	5.4%	10.3%	9.0%
North America	10.2%	9.8%	13.5%	13.0%
Latin America	18.3%	19.4%	18.8%	17.2%
Asia Pacific	14.7%	16.6%	11.3%	12.4%

Reportable segment margin totals	12.4%	11.5%	13.3%	12.1%

(a)         Segment operating profit consists of consolidated earnings before interest income, interest expense, and provision for income taxes and excludes amounts related to certain items that management considers not representative of ongoing operations as well as certain retained corporate costs.

The Company presents information on segment operating profit because management believes that it provides investors with a measure of operating performance separate from the level of indebtedness or other related costs of capital.  The most directly comparable GAAP financial measure to segment operating profit is earnings from continuing operations before income taxes.  The Company presents segment operating profit because management uses the measure, in combination with net sales and selected cash flow information, to evaluate performance and to allocate resources.

(b)         Reference reconciliation to adjusted earnings and constant currency.

(c)          Segment operating profit margin is segment operating profit divided by segment net sales.

OWENS-ILLINOIS, INC.

Changes in Net Sales and Segment Operating Profit for Reportable Segments

(Dollars in millions)

Unaudited	Europe	North America	Latin America	Asia Pacific	Total

Net sales - 4Q15	$515	$519	$387	$193	$1,614
Effects of changing foreign currency rates (a)	(15)		(7)	6	(16)
4Q15 at constant currency	500	519	380	199	1,598
Price	(8)	8	24	3	27
Sales volume (excluding acquisitions)	13	(16)	6	(5)	(2)
Total reconciling items	5	(8)	30	(2)	25
Net sales - 4Q16	$505	$511	$410	$197	$1,623

	Europe	North America	Latin America	Asia Pacific	Total
Segment operating profit - 4Q15	$28	$51	$75	$32	$186
Effects of changing foreign currency rates (a)	(4)		(3)	1	(6)
Segment operating profit at constant currency - 4Q15	24	51	72	33	180
Price	(8)	8	24	3	27
Sales volume (excluding acquisitions)	3	(2)		(1)	—
Operating costs	26	(5)	(21)	(6)	(6)
Total reconciling items	21	1	3	(4)	21
Segment operating profit - 4Q16	$45	$52	$75	$29	$201

	Europe	North America	Latin America	Asia Pacific	Total

Net sales - 2015	$2,324	$2,039	$1,064	$671	$6,098
Effects of changing foreign currency rates (a)	(28)	(4)	(75)	(1)	(108)
2015 at constant currency	2,296	2,035	989	670	5,990
Price	(26)	25	71	9	79
Sales volume (excluding acquisitions)	30	(36)	(40)	5	(41)
Vitro Acquisition		196	412		608
Total reconciling items	4	185	443	14	646
Net sales - 2016	$2,300	$2,220	$1,432	$684	$6,636

	Europe	North America	Latin America	Asia Pacific	Total
Segment operating profit - 2015	$209	$265	$183	$83	$740
Effects of changing foreign currency rates (a)	(14)	(1)	(14)	3	(26)
Segment operating profit at constant currency - 2015	195	264	169	86	714
Price	(26)	25	71	9	79
Sales volume (excluding acquisitions)	7	(5)	(13)	3	(8)
Operating costs	61	(13)	(52)	(21)	(25)
Vitro Acquisition		28	94		122
Total reconciling items	42	35	100	(9)	168
Segment operating profit - 2016	$237	$299	$269	$77	$882

(a)         Currency effect on net sales and segment operating profit determined by using month-end foreign currency exchange rates in 2016 to translate 2015 local currency results.

OWENS-ILLINOIS, INC.

Reconciliation to Adjusted Earnings and Constant Currency

(Dollars in millions, except per share amounts)

The reconciliation below describes the items that management considers not representative of ongoing operations.

	Three months ended December 31		Year ended December 31
Unaudited	2016	2015	2016	2015

Earnings (loss) from continuing operations attributable to the Company	$(70)	$8	$216	$139
Items impacting segment operating profit:
Items impacting equity earnings				5
Items impacting other expense, net:
Restructuring, asset impairment and other charges	110	11	129	75
Gain related to cash received from the Chinese government as compensation for land in China that the Company was required to return to the government	(64)		(71)
Strategic transactions costs	—	4		23
Acquisition-related fair value intangible adjustments	—	10		10
Charge for asbestos-related costs	—	16		16
Items impacting cost of good sold:	—
Pension settlement charges	98		98
Acquisition-related fair value inventory adjustments	—	12		22
Items impacting interest expense:	—
Charges for note repurchase premiums and write-off of finance fees	9		9	42
Items impacting income tax:	—
Net benefit for income tax on items above	6	(5)	1	(15)
Tax expense (benefit) recorded for certain tax adjustments	(8)	8	(8)	8
Items impacting net earnings attributable to noncontrolling interests:	—
Net impact of noncontrolling interests on items above	—		2
Total adjusting items (non-GAAP)	$151	$56	$160	$186

Adjusted earnings (non-GAAP)	$81	$64	$376	$325

Currency effect on earnings (2015 only)(a)		(4)		(25)

Adjusted earnings on a constant currency basis (2015 only) (non-GAAP)		$60		$300

Diluted average shares (thousands)(b)	162,193	161,733	162,825	162,135

Earnings (loss) per share from continuing operations (diluted)	$(0.43)	$0.04	$1.32	$0.85
Adjusted earnings per share (non-GAAP)	$0.50	$0.40	$2.31	$2.00

Adjusted earnings per share on a constant currency basis (non-GAAP)		$0.37		$1.85

(a)       Currency effect on earnings determined by using month-end foreign currency exchange rates in 2016 to translate 2015 local currency results.

(b)       For adjusted earnings per share, the diluted average shares (in thousands) are 163,477 for the three months ended December 31, 2016.

OWENS-ILLINOIS, INC.

Reconciliation to Expected Adjusted Earnings - FY17 Forecast

(Dollars in millions, except per share amounts)

	Forecast for Year Ended December 31, 2017
Unaudited	Low End of Guidance Range		High End of Guidance Range

Earnings from continuing operations attributable to the Company	$391	to	$408
Items management considers not representative of ongoing operations:
None(a)			—
Total adjusting items (non-GAAP)	$—		$—

Adjusted earnings (non-GAAP)	$391	to	$408

Diluted average shares (thousands)	163,000		163,000

Earnings per share from continuing operations (diluted)	$2.40	to	$2.50
Adjusted earnings per share (non-GAAP)	$2.40	to	$2.50

(a)                                 At this time, management has not identified any expected items in 2017 that are not representative of ongoing operations.

OWENS-ILLINOIS, INC.

Reconciliation to Adjusted Free Cash Flow

(Dollars in millions, except per share amounts)

Unaudited	2015	2016	2017 Forecast

Cash provided by continuing operating activities	$612	$758	$730
Additions to property, plant and equipment	(402)	(454)	(480)
Asbestos-related payments	138	125	115
Adjusted free cash flow (non-GAAP)	$348	$429	$365

Cash utilized in investing activities	$(2,748)	$(417)	(b)

Cash provided by (utilized in) financing activities	$2,057	$(228)	(b)

(b)                                 Forecasted amounts for full year 2017 are not yet determinable at this time.